Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2016

HOUSTON, April 26, 2016 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $36.8 million, or $0.97 per diluted share, for the three months ended March 31, 2016, versus net income of $53.7 million, or $1.38 per diluted share, for the first quarter of 2015. The first quarter 2016 results were favorably impacted by an after-tax foreign exchange gain of $5.4 million, or $0.14 per diluted share, as compared to an after-tax foreign exchange gain of $4.8 million, or $0.12 per diluted share, during the first quarter of 2015. In addition, total revenues were $166.6 million during the quarter ended March 31, 2016 compared to $226.0 million for the same period in 2015.

The Company’s backlog at March 31, 2016 was approximately $522 million, compared to its March 31, 2015 backlog of approximately $1.1 billion and its December 31, 2015 backlog of approximately $685 million.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “Despite the ongoing difficult and challenging market conditions existing in our industry, we are pleased to report that both gross margins and earnings per share results exceeded our expectations for the quarter.

“Continued weak and volatile oil prices, leading to declining capital expenditure budgets for our customers, resulted in disappointing booking levels during the period. Unfortunately, uncertainties persist regarding our bookings and our book-and-ship business for the remainder of the year.

“Looking forward, we continue to believe that our balance sheet, highlighted by a strong cash position and zero debt, leaves us well-positioned to take advantage of opportunities which may arise, whether in the current climate or when the market rebounds. The Company intends to continue its strategy of investing counter cyclically through the pursuit of attractive acquisition candidates, the repurchase of stock through our stock buy-back program and our research and development efforts to benefit the Company in the long term.”

Based upon current market conditions, the Company expects its earnings per diluted share for the second quarter of 2016 to approximate $0.60 to $0.70 and its earnings per diluted share for the full year to approximate $2.45 to $2.65, excluding foreign currency gains/losses or any unusual items.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements, including statements regarding general economic conditions, commodity price levels, future financial results, acquisitions and stock repurchases, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s ability to convert backlog into revenues on a profitable basis, the possibility of cancellations of orders, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2016	2015
Revenues	$166,561	$226,002
Cost and expenses:
Cost of sales	93,096	125,138
Selling, general and administrative	13,221	16,958
Engineering and product development	10,901	12,213

	117,218	154,309

Operating income	49,343	71,693
Interest income	482	49
Interest expense	(4)	(3)

Income before income taxes	49,821	71,739
Income tax provision	13,052	18,075

Net income	$36,769	$53,664

Diluted earnings per share	$0.97	$1.38

Weighted average shares–diluted	37,847	38,940

Depreciation and amortization	$7,775	$7,455

Capital expenditures	$7,732	$6,156